Exhibit 3.1

ARTICLES OF AMENDMENT

OF

CNL HEALTHCARE TRUST, INC.

CNL Healthcare Trust, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter, the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The charter of the Company is hereby amended by changing the name of the Company in Article I, Section 1.1 of the Articles of Amendment and Restatement so that as amended, the Article shall be and read as follows:

“The name of the corporation (the ‘Company’) is:

CNL Healthcare Properties, Inc.”

SECOND: The amendment to the charter of the Company as set forth herein has been approved by a majority of the entire board of directors in accordance with Section 6-205 of the Maryland General Corporation Law.

THIRD: The undersigned, President of the Company, hereby acknowledges, in the name and on behalf of said Company, that the foregoing Articles of Amendment is a corporate act of said Company and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

IN WITNESS WHEREOF: CNL Healthcare Trust, Inc. has caused these Articles of Amendment to be signed on its behalf by its President and attested to by its Secretary on             , 2012.

ATTEST:	CNL HEALTHCARE TRUST, INC.

Holly J. Greer, Secretary	Stephen H. Mauldin, President